Exhibit 99.2

Amgen Inc.

Reconciliation of GAAP operating income (loss) to “Adjusted” operating income

(In millions)

(Unaudited)

	Results for the years ended December 31,
	2001	2002		2003		2004
GAAP operating income (loss)	$1,531	$(785)		$3,091		$3,348

Adjustments to GAAP operating income (loss):
Write-off of acquired in-process research and development	—	2,992	(1)	—		554	(2)
Amortization of acquired intangible assets	—	155	(1)	336	(1)	333	(1)
Other merger-related expenses	—	87	(1)	70	(1)	53	(1)(2)
Legal settlement	—	—		47		(11)
Legal awards and cost recoveries	—	(151)		(74)		—
Amgen Foundation contribution	—	50		50		—
Termination of collaboration agreements	203	(40)		—		—
Other	40	—		—		—

“Adjusted” operating income	$1,774	$2,308		$3,520		$4,277

Notes:

(1)	Incurred in connection with the Immunex Corporation acquisition in July 2002.

(2)	Incurred in connection with the Tularik Inc. acquisition in August 2004.

Amgen Inc.

Reconciliation of GAAP earnings (loss) per share to “Adjusted” earnings per share

(Unaudited)

	Results for the years ended December 31,
	2001	2002		2003		2004
GAAP earnings (loss) per share	$1.03	$(1.21)		$1.69		$1.81

Adjustments to GAAP earnings (loss) per share:
Write-off of acquired in-process research and development	—	2.53	(1)	—		0.42	(2)
Amortization of acquired intangible assets	—	0.12	(1)	0.17	(1)	0.16	(1)
Other merger-related expenses	—	0.06	(1)	0.04	(1)	0.02	(1)(2)
Legal settlement	—	—		0.02		(0.01)
Legal awards and cost recoveries	—	(0.12)		(0.04)		—
Amgen Foundation contribution	—	0.03		0.02		—
Termination of collaboration agreements	0.12	(0.03)		—		—
Other	0.03	—		—		—

	1.18	1.38		1.90		2.40

Adjustment for interest expense on convertible notes	—	0.01	(3)	—		—

“Adjusted” earnings per share	$1.18	$1.39	(4)	$1.90		$2.40

Notes:

(1)	Incurred in connection with the Immunex Corporation acquisition in July 2002.

(2)	Incurred in connection with the Tularik Inc. acquisition in August 2004.

(3)	Pursuant to the if-converted method of calculating EPS, the numerator for “Adjusted” EPS in 2002 reflects the avoidance of interest expense incurred, net of tax, related to the assumed conversion of the convertible notes. The conversion of such debt and the avoidance of interest expense is not assumed for calculating the GAAP EPS because its impact is anti-dilutive due to the GAAP net loss in 2002.

(4)	Due to the GAAP net loss in 2002, shares used in calculating the GAAP loss per share exclude the impact of stock options and convertible notes because their impact was anti-dilutive. Shares used in calculating the “Adjusted” earnings per share for 2002 include the impact of dilutive stock options (27 million shares) and convertible notes (29 million shares) under the treasury stock and “if-converted” methods, respectively.